Exhibit 99.2

FIVE-YEAR PERFORMANCE GRAPH 1

The following graph compares the performance of our Common Units with the performance of the S&P 500 Index, the Alerian MLP Index and a peer group index for the period of the five fiscal years commencing September 24, 2011. The graph assumes that at the beginning of the period, $100 was invested in each of (1) our Common Units, (2) the S&P 500 Index, (3) the Alerian MLP Index, and (4) the peer group, and that all distributions or dividends were reinvested.

We do not believe that any published industry or line-of-business index accurately reflects our business.  Accordingly, we have created a special peer group index consisting of other propane-marketing companies whose common units are publicly traded on the New York Stock Exchange. The peer group is composed of the following companies: AmeriGas Partners, L.P. and Ferrellgas Partners, L.P.

1 The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Annual Report on Form 10-K into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Suburban specifically incorporates this information by reference in such filing, and shall not otherwise be deemed filed under such Acts.